Exhibit 10.4

STOCKHOLDERS AGREEMENT

by and among

JANUS LIVING, INC.

and

the other parties hereto

Dated as of March 19, 2026

Contents

Article I. INTRODUCTORY MATTERS		1

1.1	Defined Terms	1
1.2	Construction	4

Article II. CORPORATE GOVERNANCE MATTERS		4

2.1	Election of Directors	4
2.2	Compensation	6
2.3	Other Rights of Healthpeak Designees	6

Article III. INFORMATION; CONFIDENTIALITY		6

3.1	Books and Records; Access	6
3.2	Certain Reports	6
3.3	Confidentiality	7
3.4	Information Sharing	7

Article IV. GENERAL PROVISIONS		7

4.1	Termination	7
4.2	Notices	7
4.3	Amendment; Waiver	8
4.4	Further Assurances	8
4.5	Assignment	9
4.6	Third Parties	9
4.7	Governing Law	9
4.8	Waiver of Jury Trial	9
4.9	Specific Performance	9
4.10	Entire Agreement	9
4.11	Severability	9
4.12	Table of Contents, Headings and Captions	10
4.13	Counterparts	10
4.14	Effectiveness	10
4.15	No Recourse	10

i

STOCKHOLDERS AGREEMENT

This Stockholders Agreement is entered into as of March 19, 2026 by and among Janus Living, Inc., a Maryland corporation (“Janus Living”), Healthpeak Properties, Inc., a Maryland corporation (“Healthpeak Parent”), and each of the other parties from time-to-time party hereto (each, a “Healthpeak Holder” and, collectively, the “Healthpeak Holders”).

BACKGROUND:

WHEREAS, Janus Living is currently contemplating an underwritten initial public offering (“IPO”) of shares of its Class A-1 Common Stock (as defined below); and

WHEREAS, in connection with the IPO, Janus Living, Healthpeak Parent and the Healthpeak Holders wish to set forth certain understandings between such parties, including with respect to certain governance matters.

NOW, THEREFORE, the parties agree as follows:

Article I.
INTRODUCTORY MATTERS

1.1              Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Affiliates” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreement” means this Stockholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of Janus Living.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks in Denver are authorized or required to close.

“Closing Date” means the date of the initial closing of the IPO.

“Class A-1 Common Stock” means the shares of Class A-1 common stock, par value $0.01 per share, of Janus Living, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction.

“Class A-2 Common Stock” means the shares of Class A-2 common stock, par value $0.01 per share, of Janus Living, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction.

“Common Stock” means the shares of Class A-1 Common Stock and Class A-2 Common Stock.

“Confidential Information” means any information concerning Janus Living or its Subsidiaries that is furnished after the date of this Agreement by or on behalf of Janus Living or its designated representatives to a Healthpeak Entity or its designated representatives, together with any notes, analyses, reports, models, compilations, studies, documents, records or extracts thereof containing, based upon or derived from such information, in whole or in part; provided, however, that Confidential Information does not include information:

(i)	that is or has become publicly available other than as a result of a disclosure by a Healthpeak Entity or its designated representatives in violation of this Agreement;

(ii)	that was already known to a Healthpeak Entity or its designated representatives or was in the possession of a Healthpeak Entity or its designated representatives prior to its being furnished by or on behalf of Janus Living or its designated representatives;

(iii)	that is received by a Healthpeak Entity or its designated representatives from a source other than Janus Living or its designated representatives, provided that the source of such information was not actually known by such Healthpeak Entity or designated representative to be bound by a confidentiality agreement with, or other contractual obligation of confidentiality to, Janus Living;

(iv)	that was independently developed or acquired by a Healthpeak Entity or its designated representatives or on its or their behalf without the violation of the terms of this Agreement; or

(v)	that a Healthpeak Entity or its designated representatives is required, in the good faith determination of such Healthpeak Entity or designated representative, to disclose by applicable law, regulation or legal process, provided that such Healthpeak Entity or designated representative take reasonable steps to minimize the extent of any such required disclosure.

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Director” means any director of Janus Living.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“Healthpeak Designee” has the meaning set forth in Section 2.1(a).

“Healthpeak Entities” means the entities comprising Healthpeak Parent and its Affiliates, including, for the avoidance of doubt, each of the Healthpeak Holders and any Affiliate of Healthpeak Parent that holds Common Stock.

“Healthpeak Holder” and “Healthpeak Holders” each have the meaning set forth in the Preamble.

“Healthpeak Parent” has the meaning set forth in the Preamble.

“IPO” has the meaning set forth in the Background.

“Janus Living” has the meaning set forth in the Preamble.

“Janus OP” means Janus Living OP, LLC, a Maryland limited liability company.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“Management Agreement” means the Management Agreement, dated on or about the date hereof, among Janus Living and the other persons party thereto from time to time, as amended and in effect from time to time.

“Non-Recourse Party” has the meaning set forth in Section 4.15.

“Operating Agreement” means the Operating Agreement of Janus OP, dated on or about the date hereof, among Janus Living and the other persons party thereto from time to time, as amended and in effect from time to time.

“Outstanding Interests” means, collectively, without duplication, the outstanding Common Stock. For purposes of this definition, Class A-1 Common Stock and Class A-2 Comon Stock shall be treated as having a one-for-one equivalence.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“SEC” means the U.S. Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

“Total Number of Directors” means the total number of directors comprising the Board.

1.2              Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

Article II.
CORPORATE GOVERNANCE MATTERS

2.1              Election of Directors.

(a)               Following the Closing Date, Healthpeak Parent, on behalf of the Healthpeak Holders, shall have the right, but not the obligation, to designate, and the individuals nominated for election as Directors by or at the direction of the Board or a duly-authorized committee thereof shall include, a number of individuals such that, following the election of any Directors and taking into account any Director continuing to serve as such without the need for re-election, the number of Healthpeak Designees (as defined below) serving as Directors of Janus Living would be equal (if elected) to: (i) if the Healthpeak Entities collectively Beneficially Own at least 30% or more of the total Outstanding Interests as of the close of business on the record date for such meeting, the lowest whole number that is equal to or greater than 40% of the Total Number of Directors; and (ii) if the Healthpeak Entities collectively Beneficially Own at least 5% (but less than 30%) of the total Outstanding Interests as of the close of business on the record date for such meeting, one individual.

(b)               If at any time, Healthpeak Parent, on behalf of the Healthpeak Holders, has designated fewer than the total number of individuals that Healthpeak Parent, on behalf of the Healthpeak Holders, is then entitled to designate pursuant to Section 2.1(a), Healthpeak Parent, on behalf of the Healthpeak Holders, shall have the right, at any time and from time to time, to designate such additional individuals which it is entitled to so designate, in which case, any individuals nominated by or at the direction of the Board or any duly-authorized committee thereof for election as Directors to fill any vacancy on the Board shall include such designees, and Janus Living shall use its best efforts to (x) effect the election of such additional designees, whether by increasing the size of the Board or otherwise, and (y) cause the election of such additional designees to fill any such newly-created vacancies or to fill any other existing vacancies. Each such individual whom Healthpeak Parent, on behalf of the Healthpeak Holders, shall actually designate pursuant to this Section 2.1 and who is thereafter elected and qualifies to serve as a Director shall be referred to herein as a “Healthpeak Designee.”

(c)               In the event that a vacancy is created at any time by the death, disability, retirement, removal or resignation of any Healthpeak Designee, any individual nominated by or at the direction of the Board or any duly-authorized committee thereof to fill such vacancy shall be, and Janus Living shall use its best efforts to cause such vacancy to be, filled, as soon as possible, by a new designee of Healthpeak Parent, on behalf of the Healthpeak Holders, and Janus Living shall take or cause to be taken, to the fullest extent permitted by law, at any time and from time to time, all actions necessary to accomplish the same.

(d)               Janus Living shall, to the fullest extent permitted by law, include in the slate of nominees recommended by the Board at any meeting of stockholders called for the purpose of electing directors (or consent in lieu of meeting), the persons designated pursuant to this Section 2.1 and use its best efforts to cause the election of each such designee to the Board, including nominating each such individual to be elected as a Director as provided herein, recommending such individual’s election and soliciting proxies or consents in favor thereof and otherwise supporting each Healthpeak Designee in a manner no less rigorous and favorable than the manner in which Janus Living supports any other Director nominee included in the slate of nominees recommended by the Board. In the event that any Healthpeak Designee shall fail to be elected to the Board at any meeting of stockholders called for the purpose of electing directors (or consent in lieu of meeting), Janus Living shall use its best efforts to cause such Healthpeak Designee (or a new designee of Healthpeak Parent, on behalf of the Healthpeak Holders) to be elected to the Board, as soon as possible, and Janus Living shall take or cause to be taken, to the fullest extent permitted by law, at any time and from time to time, all actions necessary to accomplish the same, including, without limitation, actions to effect an increase in the Total Number of Directors and/or filling any vacancy on the Board with such Healthpeak Designee (or a new designee of Healthpeak Parent, on behalf of the Healthpeak Holders). For any meeting of stockholders called for the purpose of electing directors (or consent in lieu of meeting), the Board shall not nominate, in the aggregate, a number of nominees greater than the number of members of the Board.

(e)               In addition to any vote or consent of the Board or the stockholders of Janus Living required by applicable Law or the charter or bylaws of Janus Living, and notwithstanding anything to the contrary in this Agreement, for so long as Healthpeak Parent, on behalf of the Healthpeak Holders, is entitled to designate a Director pursuant to Section 2.1(a), any action by the Board to increase or decrease the Total Number of Directors (other than any increase in the Total Number of Directors in connection with the election of one or more directors elected exclusively by the holders of one or more classes or series of Janus Living’s stock other than Common Stock or pursuant to Section 2.1(d)) shall require the prior written consent of Healthpeak Parent on behalf of the Healthpeak Holders, delivered in accordance with Section 4.2 of this Agreement.

2.2              Compensation. Any Healthpeak Designee who is a non-employee Director of Janus Living shall be entitled to compensation consistent with the compensation received by other non-employee Directors of Janus Living, including any fees and equity awards. Any Healthpeak Designee who is an employee of a Healthpeak Holder shall not be entitled to compensation from Janus Living for services provided in such individual’s capacity as a Director of Janus Living.

2.3              Other Rights of Healthpeak Designees. Except as provided in Section 2.2, each Healthpeak Designee serving on the Board shall be entitled to the same rights, benefits and privileges applicable to all other members of the Board generally or to which all such members of the Board are entitled.

Article III.
INFORMATION; CONFIDENTIALITY

3.1              Books and Records; Access. Janus Living shall, and shall cause its Subsidiaries to, permit the Healthpeak Holders and their respective designated representatives (including Healthpeak Parent), at reasonable times and upon reasonable prior notice to Janus Living, to review the books and records of Janus Living or any of such Subsidiaries and to discuss the affairs, finances and condition of Janus Living or any of such Subsidiaries with the officers of Janus Living or any such Subsidiary; provided, however, that Janus Living shall not be required to disclose any privileged information of Janus Living so long as Janus Living has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Healthpeak Holders without the loss of any such privilege.

3.2              Certain Reports. Janus Living shall deliver or cause to be delivered to Healthpeak Parent, on behalf of the Healthpeak Holders, at its request:

(a)               to the extent otherwise prepared by Janus Living, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of Janus Living and its Subsidiaries; and

(b)               to the extent otherwise prepared by Janus Living, such other reports and information as may be reasonably requested by Healthpeak Parent, on behalf of the Healthpeak Holders; provided, however, that Janus Living shall not be required to disclose any privileged information of Janus Living so long as Janus Living has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Healthpeak Holders without the loss of any such privilege.

3.3              Confidentiality. Each Healthpeak Holder agrees that it will, and will direct its designated representatives to, keep confidential and not disclose any Confidential Information; provided, however, that a Healthpeak Holder and its designated representatives may disclose Confidential Information to the Healthpeak Designees and to (a) its attorneys, accountants, consultants, insurers and other advisors in connection with such Healthpeak Holder’s investment in Janus Living, (b) any Person, including a prospective purchaser of Class A-1 Common Stock, as long as such Person has agreed to maintain the confidentiality of such Confidential Information, (c) any of such Healthpeak Holder’s or its respective Affiliates’ partners, members, stockholders, directors (including the board of directors of Healthpeak Parent), officers (including the officers of Healthpeak Parent), employees or agents in the ordinary course of business (the Persons referenced in clauses (a), (b) and (c), a Healthpeak Holder’s “designated representatives”) or (d) as Janus Living may otherwise consent in writing; provided, further, however, that each Healthpeak Holder agrees to be responsible for any breaches of this Section 3.3 by such Healthpeak Holder’s designated representatives.

3.4              Information Sharing. Each party hereto acknowledges and agrees that Healthpeak Designees may share any information concerning Janus Living and its Subsidiaries received by them from or on behalf of Janus Living or its designated representatives with each of the Healthpeak Holders and its designated representatives (subject to such Healthpeak Holder’s obligation to maintain the confidentiality of Confidential Information in accordance with Section 3.3).

Article IV.
GENERAL PROVISIONS

4.1              Termination. This Agreement shall terminate on the earlier to occur of (i) such time as Healthpeak Parent, on behalf of the Healthpeak Holders, is no longer entitled to designate a Director pursuant to Section 2.1(a) and (ii) the delivery of a written notice by Healthpeak Parent, on behalf of the Healthpeak Holders, to Janus Living requesting that this Agreement terminate with respect to the rights and obligations of the Healthpeak Holders hereunder.

4.2              Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and shall be either personally delivered, sent by e-mail or other electronic communication or sent by reputable overnight courier service (charges prepaid) to Janus Living at the address set forth below and to any other recipient at the address indicated on Janus Living’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices and other such documents will be deemed to have been given or made hereunder when delivered personally, sent by e-mail or other electronic communication (receipt confirmed), and one (1) Business Day after deposit with a reputable overnight courier service.

If to Janus Living:

Janus Living, Inc.

c/o Healthpeak Properties, Inc.

4600 South Syracuse Street, Suite 500

Denver, Colorado 80237

Attention: Tracy Porter

Email:

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

10250 Constellation Blvd., Suite 1100

Los Angeles, California 90067

Attention: Lewis Kneib

Email:

If to the Healthpeak Entities:

Healthpeak Properties, Inc.

4600 South Syracuse Street, Suite 500

Denver, Colorado 80237

Attention: Tracy Porter

Email:

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

10250 Constellation Blvd., Suite 1100

Los Angeles, California 90067

Attention: Lewis Kneib

Email:

4.3              Amendment; Waiver. This Agreement may be amended, supplemented, or otherwise modified only by a written instrument executed by Janus Living and the other parties hereto. Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

4.4              Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by law, Janus Living shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, any Healthpeak Entity being deprived of the rights contemplated by this Agreement.

4.5              Assignment. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided, however, that, without the prior written consent of any other party hereto, each Healthpeak Holders may assign its rights and obligations under this Agreement, in whole or in part, to any Affiliate, so long as such Affiliate, if not already a party to this Agreement, executes and delivers to Janus Living a joinder to this Agreement evidencing its agreement to be become a party to and to be bound by this Agreement as a Healthpeak Holder hereunder, whereupon such Affiliate shall be deemed a “Healthpeak Holder” hereunder. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.

4.6              Third Parties. Except as provided for in Article II, Article III and Article IV with respect to any Healthpeak Entity and its Affiliates and their respective successors and permitted assigns, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third-party beneficiary hereto.

4.7              Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to principles of conflicts of laws thereof.

4.8              Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

4.9              Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any and all other rights and remedies that may be available to them in respect of such breach, shall be entitled to specific performance of this Agreement without the posting of bond.

4.10          Entire Agreement. This Agreement, together with the charter and bylaws of Janus Living, sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

4.11          Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

4.12          Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

4.13          Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

4.14          Effectiveness. This Agreement shall become effective upon the Closing Date.

4.15          No Recourse. This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against the parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

JANUS LIVING, INC.

By:	/s/ Kelvin O. Moses
Name:	Kelvin O. Moses
Its:	Chief Financial Officer

HEALTHPEAK PROPERTIES, INC.

By:	/s/ Adam G. Mabry
Name:	Adam G. Mabry
Its:	Chief Investment Officer

JANUS MEMBER, LLC

By:	Healthpeak OP, LLC, its managing member
By:	Healthpeak Properties, Inc., its managing member

By:	/s/ Adam G. Mabry
Name:	Adam G. Mabry
Its:	Chief Investment Officer

CCRC PROPCO VENTURES, LLC

By:	Healthpeak OP, LLC, its managing member
By:	Healthpeak Properties, Inc., its managing member

By:	/s/ Adam G. Mabry
Name:	Adam G. Mabry
Its:	Chief Investment Officer

[Signature page to Stockholders Agreement]